Exhibit 4.63

EQUIPMENT PURCHASE AGREEMENT

between

CHIPMOS TECHNOLOGIES INC.

and

SILICONWARE PRECISION INDUSTRIES CO., LTD.

February 26, 2010

EQUIPMENT PURCHASE AGREEMENT

This EQUIPMENT PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 26, 2010, by and between ChipMOS TECHNOLOGIES INC., a company incorporated under the laws of the Republic of China (“ChipMOS Taiwan” or the “Purchaser”), and Siliconware Precision Industries Co., Ltd., a company incorporated under the laws of the Republic of China (“SPIL” or the “Seller”). Capitalized terms used herein shall have the meaning ascribed to them in Article I hereto.

W I T N E S S E T H:

Whereas, SPIL will sell to ChipMOS Taiwan, and ChipMOS Taiwan will purchase from SPIL certain SPIL’s LCD driver assembly and testing equipment and DRAM testing equipment for the purchase price and upon the terms and conditions set forth in this Agreement;

Whereas, SPIL will purchase from ChipMOS TECHNOLOGIES (Bermuda) LTD. (“ChipMOS Bermuda”), and ChipMOS Bermuda will sell to SPIL, 133,000,000 common shares, par value NT$10.00 per share, of ChipMOS Taiwan (“Target Shares”), which shares constitute 15.77% of the issued and outstanding shares of capital stock of ChipMOS Taiwan as of the date hereof, for the purchase price and upon the terms and conditions set forth in the Share Purchase Agreement;

Whereas, SPIL intends to use the proceeds received from the sales of the equipment under this Agreement to pay the purchase consideration under the Share Purchase Agreement to ChipMOS Bermuda without any advanced or additional payments to ChipMOS Bermuda, and

Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Definitions. The following terms shall have the following meanings for all purposes of this Agreement, except where the context otherwise requires:

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Taiwan are authorized or required by the law to close.

“Contract” shall mean any contract, license, consent, agreement, instrument or other enforceable, commitment, written or unwritten, including any deed, loan or credit agreement, note, bond, mortgage, indenture or lease to which a Person is a party or by which any of its material assets or properties is bound.

“Effective Date” means the date when the parties hereto execute this Agreement;

“Governmental Authority” means any federal, state, foreign, supranational, national, municipal or local government, any court, any instrumentality, subdivision, administrative agency or commission or securities regulatory authority or other governmental authority or instrumentality or industry self-regulatory body.

“Equipment” means the LCD Driver Assembly and Testing Equipment and Memory Testing Equipment owned by SPIL as specified in Schedule A.

“Installation Site” means, for DRAM Testing Equipment, the factory of the Purchaser located at No. 1. R&D Rd. 1, Hsinchu Science Park, Hsinchu, Taiwan, and, for LCD Driver Assembly and Testing Equipment, the factory of the Purchaser located at No. 5, Nanke 7th Rd., Southern Taiwan Science Park, Tainan County, Taiwan.

“LCD Driver Assembly and Testing Equipment” means the equipment for assembly and testing of LCD drivers owned by SPIL as specified in Schedule A.

“Liens” shall mean any liens, charges, pledges, mortgages, options, encumbrances, adverse claims, security interests or other third party rights (including rights of preemption, purchase rights and voting trusts), restrictions or limitations, in each case of any nature whatsoever.

“DRAM Testing Equipment” means the equipment for testing of DRAM products owned by SPIL as specified in Schedule A.

“Manufacturer” means a person, an enterprise or an entity that produced the Equipment.

“NT Dollars” and “NT$” mean the transaction currency of this Agreement;

“Sale Price” means the price for the Equipment as provided in Section 2.2, which shall have included the Value-Added Business Tax;

“Share Purchase Agreement” means certain share purchase agreement dated February 26, 2010 between ChipMOS TECHNOLOGIES (Bermuda) LTD. and SPIL; and

“Specification” means the specification of certain main Equipment for performance as attached in Schedule B.

SECTION 1.2 Certain Rules of Construction. The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words (including words defined herein) denoting the singular number only shall include the plural and vice versa. The words “written” and “in writing” include any means of visible reproduction. References to “Sections” and “Schedules” are to be construed as references to the Sections of, and schedules to, this Agreement.

ARTICLE II

SALE OF EQUIPMENT, SALE PRICE AND PAYMENT TERMS

SECTION 2.1 Sale of Equipment. The Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, the Equipment on the terms and conditions hereof.

SECTION 2.2 Sale Price. The Sale Price for the Equipment shall be NT$1,630,580,000, whereby the LCD Driver Assembly and Testing Equipment shall account for NT$930,580,000 and the DRAM Testing Equipment shall account for NT$700,000,000.

SECTION 2.3 Invoices. Notwithstanding the Payment Schedule set forth in Section 2.4, the Seller shall issue the following invoices of the payment thereof, which shall be deemed good consideration for the Equipment in accordance with the following schedule:

(a) Invoice for the First Payment, to be issued on March 31, 2010;

(b) Invoice for the Second Payment, to be issued on May 31, 2010; and

(c) Invoice for the Third Payment & Fourth Payment, to be issued on 30 July 2010.

SECTION 2.4 Payment Schedule. Payment of the Sale Price shall be made by installments by Purchaser to Seller in accordance with the following schedule:

(a) First payment at NT$465,290,000 (“First Payment” equivalent to half of the sale price of the LCD Driver Assembly and Testing Equipment) shall be paid within five (5) Business Days after the Effective Date;

(b) Second payment at NT$465,290,000 (“Second Payment” equivalent to half of the sale price of the LCD Driver Assembly and Testing Equipment) shall be paid on May 31, 2010;

(c) Third payment at NT$210,000,000 (“Third Payment” equivalent to 30% of the sale price of the DRAM Testing Equipment) shall be paid on November 30, 2010; and

(d) Fourth payment at NT$490,000,000 (“Fourth Payment” equivalent to 70% of the sale price of the DRAM Testing Equipment) shall be paid on March 31, 2011.

ARTICLE III

DELIVERY OF EQUIPMENT

The Seller shall deliver the Equipment to the Purchaser at the Installation Site on the respective delivery dates (“Delivery Date(s)”) in accordance with the following delivery schedule:

SECTION 3.1 LCD Driver Assembly and Testing Equipment. Delivery of the LCD Driver Assembly and Testing Equipment shall be commenced on April 1, 2010, completed by June 30, 2010 and divided into three delivery batches. The delivery details and schedules shall be further negotiated and agreed by the parties hereto in good faith.

SECTION 3.2 DRAM Testing Equipment. Delivery of the DRAM Testing Equipment shall be commenced on July 1, 2010, completed by July 30, 2010 and delivered in one batch. The delivery details and schedules shall be further negotiated and agreed by the parties hereto in good faith.

SECTION 3.3 Title and Risk of Loss. The title to and risk of loss or destruction or damages to any or all of the Equipment shall pass to the Purchaser upon receipt of such Equipment by the Purchaser.

SECTION 3.4 Cost and Expense. The Seller shall bear any and all cost, expense and fees arising out of disassembly, packing, moving, transportation of the Equipment from the Seller’s premises to the Installation Site and the Purchaser shall bear any and all cost, expense and fees arising out of unpacking and installation of the Equipment at the Installation Site.

ARTICLE IV

PURCHASER’S COVENANT

SECTION 4.1 Purchaser’s Reasonable Efforts. If any of the Equipment is the bonded goods, the Purchaser agrees to exert its commercially reasonable efforts in keeping the Equipment as the bonded goods, including take all required and necessary application for such status.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.1 Seller’s Representation and Warranty. The Seller represents and warrants to the Purchaser that:

(a) the Seller is a company duly organized and validly existing under the laws of the Republic of China and is duly authorized to conduct business and in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on its ability to consummate the transactions contemplated herein;

(b) the Seller has the requisite corporate power and authority to execute and deliver this Agreement and to carry out the provisions of this Agreement including without limitation to transfer the title to the Equipment to the Purchaser. This Agreement and the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of the Seller. This Agreement has been duly executed and delivered by the Seller and this Agreement constitutes a valid and legally binding obligation of the Seller, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally or by general principles of equity.

(c) no consent, approval, permit or authorization of, license or order of, or registration, declaration, filing with, or notice to, any Governmental Authority (such consents, approvals, authorizations, licenses, orders, registrations, filings and notices, together with any consents, approvals, actions or notices required to be obtained from any Governmental Authority, collectively, the “Consents”) is required to be obtained, made or given by the Seller in connection with (i) the execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the consummation by the Seller of the transactions contemplated by this Agreement; in each case, other than where the lack thereof would not be reasonably expected to have, individually or in the aggregate, a material adverse effect;

(d) the execution, delivery and performance by the Seller of this Agreement, the compliance by the Seller with all the provisions hereof and thereof on part of the Seller and the consummation of the transactions contemplated hereby and thereby on part of the Seller will not conflict with or result in (i) any violation of the provisions of the Articles of Incorporation or its internal rules or any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over the Seller or any of its properties or assets, other than any such conflicts, breaches, violations or defaults, or (ii) any breach or violation of any of the terms or provisions of, or constitute a default under, any material Contract to which the Seller is a party or by which the Seller is bound or to which the Equipment is subject;

(e) the Seller owns and holds good and valid title to the Equipment, free of all Liens and the Equipment is the property of the Seller and the Seller may transfer the Equipment to any person or entity without any restrictions whatsoever;

(f) the Seller owns or has valid ownership or license related to the use of the Equipment, without knowing infringement of the rights of others;

(g) the Equipment will operate in conformance with the Specifications or in the event of no Specifications, will have the ordinary functionality of the like products .

(h) Except for the representations and warranties contained in this Section 5.1, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of or with respect to Seller, and Seller hereby disclaims any such representation or warranty, whether by Seller or any other Person, with respect to the execution and delivery of this Agreement, the consummation of the transactions contemplated in this Agreement or Seller, notwithstanding the delivery or disclosure to Purchaser or any other Person of any documentation or other information by Seller or any other Person with respect to any one or more of the foregoing.

SECTION 5.2 Purchaser’s Representation and Warranty. The Purchaser represents and warrants to the Seller that:

(a) the Purchaser is a company duly organized and validly existing under the laws of the Republic of China and is duly authorized to conduct business and in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on its ability to consummate the transactions contemplated herein;

(b) the Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to carry out the provisions of this Agreement. This Agreement and the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and this Agreement constitutes, and a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally or by general principles of equity.

(c) no consent, approval, permit or authorization of, license or order of, or registration, declaration, filing with, or notice to, any Governmental Authority (such consents, approvals, authorizations, licenses, orders, registrations, filings and notices, together with any consents, approvals, actions or notices required to be obtained from any Governmental Authority, collectively, the “Consents”) is required to be obtained, made or given by the Purchaser in connection with (i) the execution and delivery by the Purchaser of this Agreement, (ii) the performance by the Purchaser of its obligations under this Agreement or (iii) the consummation by the Purchaser of the transactions contemplated by this Agreement; in each case, other than where the lack thereof would not be reasonably expected to have, individually or in the aggregate, a material adverse effect;

(d) the execution, delivery and performance by the Purchaser of this Agreement, the compliance by the Purchaser with all the provisions hereof and thereof on part of the Purchaser and the consummation of the transactions contemplated hereby and thereby on part of the Purchaser will not conflict with or result in (i) any violation of the provisions of the Articles of Incorporation or its internal rules or any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over it or any of its properties or assets, other than any such conflicts, breaches, violations or defaults, or (ii) any breach or violation of any of the terms or provisions of, or constitute a default under, any material Contract to which the Purchaser is a party or by which the Purchaser is bound.

ARTICLE VI

EQUIPMENT VERIFICATION

SECTION 6.1 Joint Verification. After the Effective Date and prior to June 30, 2010 with respect to DRAM Testing Equipment or prior to March 31, 2010 with respect to LCD Driver Assembly and Testing Equipment, both parties shall appoint qualified personnel to jointly verify the Equipment at the Seller’s site. The Seller agrees to fix any of the Equipment which does not conform to the Specifications or in the event of no Specifications, have the ordinary functionality of like equipment as soon as practical thereafter, but no later than the Delivery Date. The Equipment shall be deemed having the ordinary functionality or conforming to the Specifications, as applicable, at the time of joint verification unless otherwise the Purchaser raises any objection to any or all of the Equipment during the course of the joint verification. The foregoing Equipment status shall be the only criteria for the Purchaser to verify the Equipment in the verification report as set forth in Section 6.2.

SECTION 6.2 Purchaser’s Acceptance & Verification. After each batch of Equipment is delivered from Seller to the Installation Site, the Purchaser shall submit its verification report for each batch of Equipment to the Seller within six (6) weeks. The Purchaser’s failure to submit such report for each batch of Equipment will be deemed acceptance of the Equipment and Purchaser shall not be entitled to any claim. In the event that any of the Equipment does not conform to the status of Equipment which has been jointly verified under Section 6.1, both parties agree to negotiate in good faith to solve such non-conformance before any remedies are sought. For any of the Equipment which does not conform to the status of Equipment which has been jointly verified under Section 6.1 as stated in the foregoing verification report, the Purchaser could claim to such non-conformance and deduct its break down Sale Price from the total Sale Price, which shall be the sole and exclusive remedy under this Agreement. The Purchaser shall only be compensated if the aggregate amount of all Losses in each batch of Equipment which is delivered from Seller to the Installation Site exceeds Ten Million New Taiwan Dollars (NT$10,000,000) (“Compensable Loss”), other than to the extent resulting from violation of any representation and warranty relating to title or ownership of any Equipment; provided, however, that in the event said threshold amount is exceeded, Purchaser is entitled to be compensated for the full amount of all Compensable Losses.

ARTICLE VII

ASSIGNMENT OF WARRANTIES & LICENSE OF SOFTWARE

SECTION 7.1 Assignment of Warranties. To the extent that any manufacturer’s maintenance, overhaul facilities, warranties, service life policies, patent indemnities, and other warranties with respect to the Equipment are still in effect and transferable, the Seller agrees to assign or cause to be assigned, such warranties to the Purchaser on each of the Delivery Dates and to take such other steps as will enable the Purchaser to assert warranty claims directly with the manufacturers.

SECTION 7.2 Assignment of Software License and Documentation. The Seller agrees to assign or cause to be assigned to the Purchaser any and all (i) Manufacturer’s software and all other Manufacturer’s intellectual properties and (ii) the Manufacturer’s manuals, operation instructions and all other documentation in connection with the Equipment on each of the Delivery Dates; provided however that the Equipment shall be restored by the Seller prior to the respective Delivery Date to the status that the Manufacturer delivered to the Seller (“Manufacturer Status”). If any of the Equipment cannot be restored to the Manufacturer Status, the Seller shall grant to the Purchaser a perpetual, non-exclusive and non-sublicensed license to use any and all improvements, updates, upgrades and derivatives that the Seller created or made to the Equipment (“Improvement”).

ARTICLE VIII

DISCLAIMER

Except to the extent specified in this Agreement, the seller disclaims any and all warranties, express, implied or otherwise, regarding its accuracy, completeness, flawlessness, non-infringement, or performance. In no event shall either party be liable to the other party or parties for any special, indirect, incidental, punitive, exemplary or consequential damages of any kind, including but not limited to, loss of profits, loss of use, or damages to the other party’s or parties’ business reputation however caused and on any theory of liability, whether in an action for contract, strict liability or tort (including negligence) or otherwise, whether or not the first party has been advised of the possibility of such damage and notwithstanding the failure of essential purpose of any remedy, except that any such limitation on liability shall not apply in the case of fraud, gross negligence, intentional misrepresentation or criminal activity.

ARTICLE IX

MATERIAL DEFAULT AND TERMINATION

SECTION 9.1 Default by Seller. Upon the occurrence of any of the following events, and except as is otherwise provided for in this Agreement, the Purchaser may terminate this Agreement without prejudice to any and all rights and remedies available to the Purchaser, if:

(a) The Seller delays delivery of the related Equipment to the Purchaser on any of the Delivery Dates as set forth in Section 3 and fails to cure such default for more than thirty (30) days; or

(b) The Seller fails or defaults in the performance of any material obligation or covenant under this Agreement and fails to cure such default for more than thirty (30) days after the Seller’s receipt of written notice from the Purchaser of such default or breach; or

(c) Any representation or warranty made by the Seller hereunder is breached.

SECTION 9.2 Default by Purchaser. Upon the occurrence of any of the following events, and except as is otherwise provided for in this Agreement, the Seller may terminate this Agreement without prejudice to any and all rights and remedies available to the Seller, if:

(a) The Purchaser delays any payment in accordance with the payment schedule as set forth in Section 2.4 and fails to cure such default for more than thirty (30) days; or

(b) The Purchaser fails or defaults in the performance of any material obligation or covenant under this Agreement and fails to cure such default for more than thirty (30) days after the Purchaser’s receipt of written notice from the Seller of such default or breach; or

(c) Any representation or warranty made by the Purchaser hereunder is breached.

SECTION 9.3 Termination Due to Share Purchase Agreement. In the event that the share purchase transactions under the Share Purchase Agreement fails to be consummated or the Share Purchase Agreement has been terminated, either party may terminate this Agreement with the thirty-day prior written notice to the other party. Upon termination of this Agreement in accordance with this Section, the Seller shall promptly return any and all payment to the Purchaser and the Purchaser shall promptly return the Equipment to the Seller.

ARTICLE X

NON-COMPETITION

Within five (5) years commencing from the Effective Date, the Seller shall not establish any and all production line or capacity to compete with the Purchaser with respect to LCD driver assembly and testing or DRAM testing.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Confidentiality. Each of the parties shall hold, and shall cause its representatives to hold, in confidence this Agreement, all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby. Each party hereto shall hold in strictest confidence any information and material which is related to the other party’s business or is designated by the other party as proprietary and confidential, herein or otherwise. It is understood that this confidentiality clause does not include information which: (i) is now or hereafter in the public domain through no fault of the party being provided the confidential information; (ii) prior to disclosure hereunder, is property within the rightful possession of the party being provided the confidential information; (iii) subsequent to disclosure hereunder, is lawfully received from a third party with no restriction on further disclosure; or (iv) is obligated to be produced under order of a court of competent jurisdiction, unless made the subject of a confidentiality agreement or protective order in connection with such proceeding, which the parties in all cases will attempt to obtain. Neither party hereto shall disclose such information to any third party without prior written authorization of the other party.

SECTION 11.2 Taxes. Any and all taxes so incurred from or in connection with this Agreement shall be borne by the parties hereto in accordance with the applicable laws.

SECTION 11.3 Notices. All notices and other communications pertaining to this Agreement shall be in writing and shall be deemed duly to have been given if personally delivered to the other party or if sent by the certified mail, return receipt requested, postage prepaid. All notices or communications between the Purchaser and the Seller pertaining to this Agreement shall be addressed as follows:

If to ChipMOS Taiwan:

ChipMOS TECHNOLOGIES INC. No. 1. R&D Rd. 1, Hsinchu Science Park Hsinchu, Taiwan, Republic of China
Telecopy: (+886-3) 566-8975
Attention: S.K. Chen

If to SPIL:

Siliconware Precision Industries Co., Ltd.
No. 45 , Jie Show RD.,
Hsin-Chu, Taiwan 300, R.O.C
Telecopy: (+886-3) 563-2352
Attention: Byron Chiang

Either party may change its notification address by giving written notice to that effect to the other party in the manner provided herein.

SECTION 11.4 Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall neither be considered a waiver nor deprive that party of any right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by the party to be charged therewith.

SECTION 11.5 Modifications. No revision or modification of this Agreement shall be effective unless in writing and executed by authorized representative of both parties.

SECTION 11.6 Assignment. This Agreement, and the rights and obligations created hereunder, shall not be assignable or delegable by either party hereto without the prior consent in writing of the other party hereto. Notwithstanding the above, Purchaser hereby agrees that Seller may assign the payment, which Purchaser has to pay to Seller in respect of any installment of this Agreement, to ChipMOS Bermuda.

SECTION 11.7 Severability. If any portion of this Agreement is held invalid, such invalidity shall not affect the validity of the remaining portions of the Agreement, and the parties will substitute for any such invalid portion hereof a provision which best approximates the effect and intent of the invalid provision.

SECTION 11.8 Language. This Agreement is in English language only.

SECTION 11.9 Governing Law and Jurisdiction This Agreement shall be governed by the laws of the Republic of China. The Hsinchu District Court shall have the exclusive jurisdiction to adjudicate any dispute arising from or in connection with this Agreement.

SECTION 11.10 Headings. The paragraph titles of this Agreement are for conveniences only and shall not define or limit any of the provisions hereof.

SECTION 11.11 Entire Agreement. This Agreement, the documents referenced herein and all Exhibits hereto are intended as the complete and exclusive statement of the agreement between the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and negotiations related thereto.

SECTION 11.12 Binding Effect. The provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, and permitted assigns.

SECTION 11.13 Cooperation. Each party hereto will promptly, at any time and from time to time, execute and deliver to the other party hereto such further instruments and documents, and take such further action, as the former party may from time to time request to establish and protect its rights, interests, and remedies created under this Agreement.

SECTION 11.14 Survival. The representations and warranties contained in Articles 1, 8 and 11 shall survive termination of this Agreement. It is hereby agreed that the warranties, representations, acknowledgements and indemnities given and made pursuant to this Agreement shall be continuing obligations and shall survive the completion or termination of this Agreement.

SECTION 11.15 Counterparts. Provided that all parties hereto execute a copy of this Agreement, this Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Executed copies of this Agreement may be delivered by facsimile transmission or other comparable means. This Agreement shall be deemed fully executed and entered into on the date of execution by the last signatory required hereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

CHIPMOS TECHNOLOGIES INC.

By:
Name:
Title:

SILICONWARE PRECISION INDUSTRIES CO., LTD.

By:
Name:
Title:

EQUIPMENT PURCHASE AGREEMENT

Schedule A

LIST OF EQUIPMENT

LCD Driver Assembly and Testing Equipment

DRAM Testing Equipment

EQUIPMENT PURCHASE AGREEMENT

Schedule B

SPECIFICATION OF CERTAIN MAIN EQUIPMENT

For memory testers, burn-in oven and LCD testers: Specifications provided by the respective Manufacturer